Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Common Shares

of

LAVA THERAPEUTICS N.V.

A Dutch public limited liability company

at

A Cash Amount per Share between $1.16 and $1.24, Consisting of a Base Price Per Share of $1.16 and an Additional Price Per Share of up to $0.08, Plus One Non-Transferable Contractual Contingent Value Right (“CVR”) for Each Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

Pursuant to the Offer to Purchase

Dated August 15, 2025

by

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.

EASTERN TIME ON OCTOBER 3, 2025, UNLESS THE OFFER IS EXTENDED

OR EARLIER TERMINATED.

August 15, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 15, 2025 (together with the related documentation and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Purchaser”), to purchase, subject to certain conditions, all of the issued and outstanding common shares, with a nominal value of €0.12 per share (the “Shares”), in the capital of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Utrecht, the Netherlands, registered with the Dutch trade register under number 65335740 (“LAVA”), for a price per Share of (i) $1.16 per Share in cash (the “Base Price Per Share”); (ii) an additional amount of cash of up to $0.08 per Share (such amount as finally determined pursuant to the Share Purchase Agreement, dated as August 3, 2025, the “Additional Price Per Share” and together with the Base Price Per Share, the “Cash Amount”); and (iii) one non-transferable contractual contingent value right for each Share (such amount, the “CVR Amount,” and together with the Cash Amount, the “Offer Consideration”), all upon the terms and subject to the conditions described in the Offer to Purchase. The Cash Amount will be paid net of any applicable tax withholding and without interest.

Also enclosed is LAVA’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase.

Please note carefully the following:

4. The Offer Consideration for the Offer is (i) $1.16 per Share in cash, (ii) an additional amount of cash of up to $0.08 per Share (such amount as finally determined pursuant to the Purchase Agreement) in cash and (iii) one non-transferable contractual contingent value right for each Share, in each case, to be paid net to you of any applicable tax withholding and without interest.

5. The Offer is being made for all outstanding Shares.

6. The Offer is being made pursuant to the Share Purchase Agreement, dated as of August 3, 2025 (together with any amendments or supplements thereto, the “Purchase Agreement”), among LAVA and Purchaser.

Subject to (i) the adoption of the relevant resolutions at an extraordinary general meeting of LAVA’s shareholders to be held prior to the Closing (the “EGM”) or at any subsequent EGM in case such resolutions have not been adopted at the EGM (a “Subsequent EGM”), and (ii) the number of Shares constituting the Minimum Condition have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (provided that this amount may be reduced to 75% in certain circumstances specified in the Purchase Agreement), then, as promptly as practicable following the expiration of the Subsequent Offering Period, Purchaser and LAVA shall effectuate, provided that each action that forms part of such Post-Offer Reorganization is permitted under applicable law (including Sections 2:316(4) and 2:318(1) of the Dutch Civil Code, a corporate reorganization involving LAVA and its subsidiaries, consisting of the Downstream Merger, the Loan and the Cancellation (all as defined below) (collectively, the “Post-Offer Reorganization”) in the manner set out below and in the order set out below:

•

prior to the Dutch statutory merger of LAVA (as disappearing company) with and into LAVA Therapeutics New Topco B.V. a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Utrecht, the Netherlands, registered with the Dutch trade register under number 98007424 (as acquiring company) (“New Topco”) within the meaning of Section 2:309 et seq. and 2:311(2) of the Dutch Civil Code pursuant to which (i) class A shares in New TopCo will be allotted to LAVA’s shareholders (other than Purchaser) (“New TopCo A Shares”) and (ii) class B shares in New TopCo will be allotted to Purchaser, as contemplated by and in accordance with the terms of the merger proposal and accompanying explanatory notes to be filed with the Dutch trade registry (the “Downstream Merger”) becoming effective, LAVA shall, in its capacity as sole shareholder of New TopCo, resolve to effectuate the cancellation of all outstanding New TopCo A Shares following the effective time of the Downstream Merger (the “Cancellation”);

•	LAVA and New Topco shall execute the notarial deed effecting the Downstream Merger no later than 23:59, local time in the Netherlands, on the closing date of the Subsequent Offering Period;

•

prior to 00:30, local time in the Netherlands, on the date that the Downstream Merger becomes effective (the “Cancellation Effective Time”), Purchaser shall (i) grant a loan to New TopCo for a principal amount in cash, available to or at the sole direction of New Topco, out of immediately available funds, equal to the product of (A) the number of New Topco A Shares that will be issued and outstanding immediately prior to the Cancellation Effective Time and (B) the Cash Amount (the “Loan”), and (ii) make available to or at the sole direction of New Topco such number of CVRs as necessary for New Topco to deliver to each holder of New TopCo A Shares (determined immediately prior to the Cancellation Effective Time) one CVR for each New Topco A Share then held by such holder;

•

after the granting of the Loan but prior to the Cancellation Effective Time, the management board of New TopCo shall resolve on approving the Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time does not know nor reasonably foresee that, following the Cancellation, New TopCo cannot continue to pay its due and payable debts; and

•	subject to the foregoing steps having been completed, the Cancellation shall become effective at 00:30, local time in the Netherlands on the date that the Downstream Merger becomes effective.

Accordingly, upon completion of the Post-Offer Reorgnaization, LAVA will no longer be a publicly traded company and will cease to exist, and the listing of the Shares on Nasdaq Stock Market LLC will have been terminated. New Topco, as legal successor to LAVA, will file a Form 15 shortly thereafter and the Shares will be deregistered under the Securities Exchange Act of 1934, as amended, resulting in the cessation of LAVA’s reporting obligations with respect to the Shares thereunder. Upon completion of the Post-Offer Reorganization, each LAVA shareholder that did not tender its Shares prior to the expiration of the Subsequent Offering Period will cease to hold any Shares and will receive an amount in cash equal to (i) the Offer Consideration multiplied by the number of Shares held by such minority shareholder immediately prior to effectuation time of the Downstream Merger (the “Cancellation Consideration”), (ii) less any applicable withholding taxes, including any Dutch dividend withholding tax (dividendbelasting) due in respect of the Cancellation, and without interest. Shareholders are encouraged to read the Offer to Purchase for a description of the consequences of the Dutch dividend withholding tax.

7. The applicable withholding taxes, including Dutch dividend withholding tax (dividendbelasting), and other taxes, if any, imposed on the consideration received by non-tendering holders of New Topco A Shares in the Post-Offer Reorganization may be different from, and in many cases greater than, the taxes imposed upon such holders had they tendered their Shares pursuant to the Offer or during the Subsequent Offering Period, depending on matters specific to such holder. The withholding tax applicable to the Cancellation Consideration will include a 15% Dutch dividend withholding tax to the extent the Cancellation Consideration exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of the New Topco A Shares immediately prior to the Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder. Unless any holder of New Topco A Shares prior to the Cancellation demonstrates to New Topco’s sole satisfaction that such shareholder is entitled to receive its Cancellation Consideration free of Dutch dividend withholding tax and New Topco is able to exclude such holder from the tax withholding process, New Topco will deduct and withhold from the Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and shall remit the amount so deducted and withheld to the Dutch tax authorities. In such cases, New Topco will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant holder of New Topco A Shares. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom.

8. No appraisal rights are available to the holders of Shares in connection with the Offer, any Subsequent Offering Period or the Post-Offer Reorganization.

9. After careful consideration, LAVA’s board of directors has unanimously: (i) determined, on the terms and subject to the conditions set forth in the Purchase Agreement that the terms of Purchase Agreement and the transactions contemplated by the Purchase Agreement (the “Transactions”) are in the best interests of, LAVA and the sustainable success of its business, having considered the interest of the LAVA shareholders, employees and other relevant stakeholders; (ii) authorized and approved the terms and conditions of the Purchase Agreement and the Transactions and the execution, delivery and performance of LAVA’s obligations under the Purchase Agreement; and (iii) on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the shareholders of LAVA and to recommend that LAVA’s shareholders vote in favor of approval and adoption of each of the voting items described herein and set forth in the Purchase Agreement.

10. Furthermore, the LAVA Board recommends that you vote “for” each of the items contemplated by the Purchase Agreement to require a vote of LAVA shareholders at the EGM. At the EGM, LAVA shareholders will be requested, among other matters set forth in the Purchase Agreement, to vote on (a) one or more resolutions effective upon the Closing to appoint the new members of the LAVA Board designated by Purchaser to replace the resigning members of the LAVA Board and if and to the extent that any member of the LAVA Board (excluding the members of the LAVA Board who are independent from Purchaser and qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, the “Independent Directors”) and those members of the LAVA Board designated by Purchaser to continue to serve) has not irrevocably tendered his or her resignation therefrom (effective as of or prior to Closing) prior to the convocation of the EGM, dismissing each such member of the LAVA Board as of the Closing, (b) one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the LAVA Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law, (c) the requisite resolutions required to effect the Post-Offer Reorganization, and (d) other matters as may properly come before the meeting.

11. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON OCTOBER 3, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER.

12. The Offer is subject to certain conditions described in Section 9 of the Offer to Purchase.

13. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Common Shares

of

LAVA THERAPEUTICS N.V.

at

A Cash Amount per Share between $1.16 and $1.24, Consisting of a Base Price Per Share of $1.16 and an Additional Price Per Share of up to $0.08, Plus One Non-Transferable Contractual Contingent Value Right (“CVR”) for Each Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent Upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XOMA ROYALTY CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 15, 2025 (together with the related documents and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Purchaser”), to purchase all of the issued and outstanding common shares, with a nominal value of €0.12 per share (the “Shares”), in the capital of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Utrecht, the Netherlands, registered with the Dutch trade register under number 65335740 (“LAVA”), for: (i) $1.16 per Share in cash (the “Base Price Per Share”); (ii) an additional amount of cash of up to $0.08 per Share (such amount as finally determined pursuant to the Share Purchase Agreement, dated as of August 3, 2025, among LAVA and Purchaser (together with any amendments or supplements thereto, the “Purchase Agreement”), the “Additional Price Per Share” and together with the Base Price Per Share, the “Cash Amount”); and (iii) one non-transferable contractual contingent value right (“CVR”) for each Share, which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (such amount, the “CVR Amount,” and together with the Cash Amount, the “Offer Consideration”), all upon the terms and subject to the conditions described in the Offer to Purchase. The Offer Consideration will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Purchaser (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: ____________________ SHARES*

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: ________________, 2025

(Signature(s))

(Please Print Name(s))

Address: __________________________________________________________________________
Include Zip Code

Area Code and Telephone No. __________________________________________________________

Taxpayer Identification or Social Security No. ______________________________________________